Exhibit 99.1

                   SCBT Financial Corporation Names
        Karen Dey Controller and Principal Accounting Officer

    COLUMBIA, S.C.--(BUSINESS WIRE)--Sept. 12, 2005--Karen L. Dey has been promoted to controller and principal accounting officer for SCBT Financial Corporation (NASDAQ: SCBT) and its subsidiary banks. She will serve in the main office in Columbia, SC.
    "Karen has contributed greatly through managing our Funds Management Department for four years since joining SCBT," said Richard
C. Mathis, executive vice president and chief financial officer for SCBT Financial Corporation. "She has a wealth of accounting and financial management experience with both large and smaller banks. As Controller, she will be in a position to use her skills and organizational ability for even greater contributions."
    Dey has been with SCBT since August 2001, when she joined the bank as a funds management analyst and vice president, originally serving in the Orangeburg office. She was named senior vice president in August 2004 and continued to lead the Funds Management area.
    Prior to joining SCBT, Dey worked for Wachovia as accounting manager in Investment Operations. She was later promoted to division controller of Fixed Income Securities, and in 1999 became financial analyst manager for Debt Capital Markets.
    A graduate of Clemson University, she earned a BS in accounting. Her volunteer activities include working with the Girl Scouts and serving as treasurer for her church in Wagener, SC and previously in Winston-Salem, NC.
    South Carolina Bank and Trust, the 4th largest bank headquartered in South Carolina, and South Carolina Bank and Trust of the Piedmont are subsidiaries of SCBT Financial Corporation. Serving the needs of South Carolina for over 70 years, SCBT Financial Corporation operates 36 financial centers in 12 South Carolina counties and has assets of approximately $1.7 billion. More information can be located by visiting www.SCBandT.com.



    CONTACT: SCBT Financial Corporation
             Donna Pullen, 803-765-4558